LIBERTY ALL-STAR
GROWTH FUND, INC.



Automatic
Dividend
Reinvestment
and Cash Purchase
Plan
(as amended effective June 30, 1996)


Dear Shareholder:

We have prepared this brochure in response to your questions concerning our Automatic Dividend Reinvestment and Cash Purchase plan (the "Plan"). Before delving into the "fine print" you will find several pages of Questions and Answers designed to convey the basic operational features of the Plan.

The Plan is available to all shareholders of the Liberty All-Star Growth Fund, Inc. (the "Fund"). State Street Bank and Trust Company ("State Street") serves as the administrator for the Plan. Feel free to call State Street for additional information (see "Whom Should I Contact for Additional Information?").

We hope this proves helpful in your understanding of the Plan.

Sincerely,
Richard R. Christensen
President and Chief Executive Officer





What is the Automatic Dividend
Reinvestment and Cash Purchase Plan?

The Automatic Dividend Reinvestment and Cash Purchase Plan offers shareholders in Liberty ALL-STAR Growth Fund, Inc. a prompt and simple way to reinvest their dividends and distributions in additional shares of the Fund.

The Plan also gives shareholders the option of making cash investments in Fund shares through the Plan Agent.

State Street Bank and Trust Company acts as Plan Agent for shareholders in administering the Plan. The complete Terms and Conditions of the Plan appear later in this brochure.


How Do I Enroll in the Plan?

No enrollment is necessary. Each registered shareholder is considered a participant in the Plan (unless the shareholder elects otherwise). All dividends and distributions will be automatically reinvested by State Street, as the Plan agent, in whole and/or fractional shares of the Fund, as the case may be.


What If My Shares Are Held by a Broker, Bank or Nominee?

When brokers, banks or nominees hold shares for others who are beneficial owners, State Street will administer the Plan based on the information provided to State Street by the registered shareholder (the broker, bank or nominee). To the extent that you wish to participate, or not participate, in the Plan, you should contact the institution holding your shares to ensure that your account is properly represented.


What Does the Plan Offer?

The Plan has two components: reinvestment of dividends and distributions, and an optional cash purchase feature.

o Reinvestment of Dividends and Distributions

Unless  you  elect  not  to  participate   in  the  Plan,   your  dividends  and
distributions will be promptly invested for you, automatically increasing your holdings in the Fund.

If the Fund declares a dividend or distribution payable at the option of the shareholder either in cash or in shares of the Fund, the Fund will issue new shares to you valued at the lower of (i) the market price of the shares on the valuation date for the dividend or distribution, or (ii) the net asset value of the shares on such date, provided that the Fund will not issue new shares at a discount of more than 5% from the then current market price.

If the dividend or distribution is declared payable only in cash, then, unless you elect not to participate in the Plan, you will receive shares purchased with the dividend or distribution on the New York Stock Exchange or otherwise on the open market. If the market price exceeds net asset value before the Plan Agent has completed its purchases, the Fund may direct the Plan Agent to cease purchasing shares, with the Fund issuing the remaining shares at net asset value (but not at a discount of more than 5% from the then current market price).

All reinvestments are in full and fractional shares, carried to three decimal places.

o Voluntary Cash Purchases

Plan participants have the option of making additional investments in Fund shares through the Plan Agent. You may invest any amount from $100 to $3,000 on a monthly basis. The Plan Agent will purchase shares for you on the New York Stock Exchange or in the open market on or about the 15th day of each calendar month, and in any event no more than 45 days after such date except where curtailment or suspension of purchases is necessary for compliance with law. If you hold shares in your own name, you should deal directly with the Plan Agent, State Street Bank and Trust Company. We suggest you send your check to the following address to be received on or about the fifth day of the calendar month to allow time for processing: State Street Bank and Trust Company P.O. Box 8200 Boston, MA 02266-8200


A shareholder whose shares are held by an institution must send the voluntary cash payment to the institution (bank, broker or nominee), which (as the registered shareholder) will forward the payment to State Street.

You should not send your check prior to the 15th day of the month prior to the month in which you want the check invested. You will not receive interest on uninvested cash payments. You may withdraw a voluntary cash payment by written notice, if the notice is received by State Street Bank not less than 48 hours before the investment date.


Is There a Cost to Participate?

There is no direct charge to participants for reinvesting dividends and distributions, since the Plan Agent's fees are paid by the Fund. There are no brokerage charges for shares issued directly by the Fund. Whenever shares are purchased on the New York Stock Exchange or otherwise on the open market, each participant will pay a pro rata portion of brokerage commissions.

Brokerage charges for purchasing shares through the Plan, whether with reinvested dividends and distributions or voluntary cash purchases, are expected to be less than the usual brokerage charges for individual transactions, because the Plan Agent will purchase shares for all participants in blocks, resulting in lower commissions for each individual participant.

Voluntary cash purchases will be subject to a $1.25 service fee for each investment, in addition to a pro rata share of brokerage commissions.

Brokerage commissions and service fees, if any, will be reflected in the prices paid for shares.


What are the Tax Implications for Participants?

You will receive tax information annually for your personal records and to help you prepare your federal income tax return. The automatic reinvestment of dividends and distributions does not relieve you of any income tax which may be payable on dividends or distributions.


How do I Terminate my Dividend Reinvestment and Cash
Purchase Plan Account?


Please use the attached card to terminate your Dividend Reinvestment and Cash Purchase Plan account. Your withdrawal will be effective as specified in Paragraph 13 of the Terms and Conditions.

If you withdraw, you will receive, without charge, a stock certificate issued in your name for all full shares; or, if you wish, State Street Bank will sell your shares and send you the proceeds, less a service fee of $2.50 and less brokerage commissions. You must choose one of these two options by checking the appropriate box on the attached card. (State Street will sell your shares only if they are noncertificated and held on State Street's books. Shares in certificate form must be sold through a broker.) State Street Bank will convert any fractional shares you hold at the time of your withdrawal to cash at the current market price and send you a check for the proceeds.


How do Participating Shareholders Benefit?

o You will build holdings in the Fund easily and automatically, at no brokerage cost or at reduced costs.

o You will receive a detailed account statement from State Street Bank and Trust Company, your Plan Agent, showing total dividends and distributions or optional cash investments, date of investment, shares acquired and price per share, and total shares of record held by you and by the Plan Agent. Your proxy will include shares held for you by the Plan Agent pursuant to the Plan.

o As long as you participate in the Plan, State Street Bank, as your Plan Agent, will hold the shares it is holding for you in safekeeping, in non-certificated form. This convenience provides added protection against loss, theft, or inadvertent destruction of certificates.


Will I be Issued Stock Certificates for Transactions in the Plan?

If a stock certificate is desired, it must be requested in writing for each transaction. The attached card may be used for this purpose. Certificates will be issued only for whole shares.


Whom Should I Contact for Additional Information?

If you hold shares in your own name, please address all notices, correspondence, questions, or other communications regarding the Plan to:
State Street Bank and Trust Company
P.O. Box 8200, Boston, MA 02266-8200
800-542-3863
If your shares are not held in your name, you should contact your brokerage firm, bank or other nominee for more information.


Either Liberty ALL-STAR Growth Fund, Inc. or State Street Bank may amend or terminate the Plan. Participants will receive written notice at least 90 days before the effective date of any amendment. In the case of termination, participants will receive written notice of termination at least 90 days before the record date of any dividend or distribution by the Fund.




Terms and Conditions of Automatic
Dividend Reinvestment and
Cash Purchase Plan
(as amended effective
June 30, 1996)
1.Each common shareholder of record holding shares of common stock, par value $.10 per share ("Shares"), of Liberty ALL-STAR Growth Fund, Inc. (the "Fund") will automatically be a participant in the Automatic Dividend Reinvestment and Cash Purchase Plan (the "Plan") unless the shareholder specifically elects otherwise. All dividends and other distributions of the Fund will be automatically reinvested by State Street Bank and Trust Company ("State Street") as Plan agent, in whole and/or fractional Shares, as the case may be, for the accounts of Plan participants, as hereinafter provided.

2.Whenever the Fund declares a distribution or an income dividend payable in Shares or cash at the option of the shareholders, each participant in the Plan hereby elects to take such distribution or dividend entirely in Shares, and State Street shall automatically receive such shares, including fractions, for his or her account. The number of additional Shares to be credited to the account of each participant in the Plan shall be determined by dividing the dollar amount of the distribution or income dividend payable on his or her Shares by the lower of (i) the market price per Share on the valuation date, or
(ii) the net asset value per Share on the valuation date. Shares issued by the Fund will not be issued at a discount of more than 5% from the then current market value of the Shares. The valuation date will be the payable date for such distribution or such prior date as may be determined by the Board of Directors of the Fund.

3.In the event that the Fund declares a distribution or an income dividend payable only in cash, State Street shall apply the amount of such distribution or dividend payable on the Shares of each participant in the Plan (less his or her pro rata share of brokerage commissions incurred with respect to State Street's open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of Shares for his or her account. Such purchases will be made on or shortly after the payment date for such distribution or dividend, and in no event more than 30 days after such date except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law.

In the event that, prior to State Street's completion of all such purchases necessary in connection with such distribution or dividend, the market price of a Share equals or exceeds its net asset value, then State Street may cease purchasing Shares and the Fund will issue the remaining Shares necessary for the payment of such distribution or dividend at their net asset value per share, but not at a discount of more than 5% from the then current market value of the Shares.

In a case where, in accordance with the preceding paragraph, State Street has terminated open-market purchases and the Fund has issued the remaining Shares, the number of Shares received by the participants in respect of such distribution or dividend will be based on the weighted average of prices paid for Shares purchased in the open market and the price at which the Fund issued the remaining Shares.

4.For purposes of the Plan (a) the market price of Shares on a particular date shall be the last sale price on the New York Stock Exchange (the "Exchange") at the close of the trading day on that date or, if there is no sale on the Exchange on that date, then the mean between the closing bid and asked quotations for Shares on the Exchange on such date, and (b) the net asset value per Share on a particular date shall be as determined by or on behalf of the Fund in the manner described in the Fund's Registration Statement on Form N- 2.

5.The open-market purchases provided for above may be made on any securities exchange where the Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as State Street shall determine.

6.The entire amount of a participant's dividend or other distribution will be reinvested by State Street in Shares as provided above. For any balance that is insufficient to purchase a whole Share, State Street will credit a participant's account with a fractional Share interest computed to three decimal places. The fractional Share interest is included in all subsequent distributions, and a participant has voting rights on full and fractional Shares acquired under the Plan. However, if a participant's Shares are held by a broker, bank or nominee, any amount not sufficient to purchase a whole share may be credited to a participant's account in lieu of the fractional Share interest.

7.State Street will maintain all shareholder accounts in the Plan and furnish written confirmations of all transactions in the accounts, including information needed by shareholders for personal and tax records. Shares in the account of each Plan participant will be held by State Street in noncertificated form in the name of the participant and each shareholder's proxy will include those Shares purchased pursuant to the Plan.

8.In the case of shareholders such as banks, brokers or nominees that hold Shares for others who are beneficial owners, State Street will administer the Plan on the basis of the number of Shares certified from time to time by the shareholder as representing the total amount registered in the shareholder's name and held for the account of beneficial owners who are to participate in the Plan.



9.A participant will be issued a stock certificate for transactions in the Plan only upon written request by the participant for each transaction. Certificates will be issued only for whole Shares.

10.Participants in the Plan have the option of making additional cash payments on a monthly basis for investment in Shares. These payments can be made in any amount from $100 to $3,000. State Street will use all funds received to purchase Shares in the open market on or about the 15th day of each calendar month, and in no event no more than 45 days after such date except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of Federal securities laws.

11.Registered shareholders should send voluntary cash payments to State Street in a manner than ensures that State Street will receive these payments approximately 10 days before the next investment date. For shareholders whose Share are held by an institution, the shareholder must send the voluntary cash payment to the institution (bank, broker or nominee), which (as the registered shareholder) will forward the payment to State Street. A participant may withdraw a voluntary cash payment by written notice if the notice is received by State Street at least 48 hours before the payment is to be invested.

12.State Street's fee for handling the reinvestment of dividends and distributions will be paid by the Fund. State Street will charge a $1.25 service fee for each voluntary cash investment. There will be no brokerage charge to shareholders for Shares issued directly by the Fund as a result of dividends or distributions payable either in stock or cash. Each participant, however, will pay a pro rata share of brokerage commissions incurred with respect to State Street's open-market purchases in connection with the reinvestment of dividends or distributions as well as from voluntary cash payments.

13.A shareholder may terminate her or his account under the Plan by notifying State Street in writing. Such termination will be effective immediately if notice is received by State Street not less than 10 days prior to any dividend or distribution record date; otherwise such termination will be effective, with respect to any subsequent dividend or distributions, on the first trading day after the dividend paid for such record date has been credited to the shareholder's account. The Plan may be terminated by State Street or the Fund upon notice in writing mailed to the shareholder at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination State Street will cause a certificate for the number of full Shares held in the shareholder's Plan account and a check in payment for any fractional Share interest to be delivered to her or him. The payment for the fractional share interest will be valued at the closing price of Shares on the date the discontinuance is effective.

If a shareholder elects by notice to State Street in writing in advance of a termination of the shareholder's account under the Plan to have State Street sell her or his noncertificated Shares credited to the shareholder's account and remit the proceeds to her or him, State Street is authorized to deduct from the proceeds $2.50 per transaction plus the brokerage commissions incurred in connection with such sale.

Terminations in which the shareholder has requested that State Street sell her or his noncertificated Shares will occur on the first trading day of the week immediately following receipt of written notification by State Street. A shareholder may withdraw her or his request to so terminate her or his account by written notice if the notice is received by State Street at least 48 hours before the account is to be terminated.

14.These terms and conditions may be amended or supplemented by State Street or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the shareholder appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the shareholder unless, prior to the effective date thereof, State Street receives written notice of the termination of the shareholder account under the Plan. Subject to approval of the Fund's Board of Directors, any such amendment may include an appointment of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by State Street under these terms and conditions.



LIBERTY ALL-STAR GROWTH FUND, INC.
PLEASE TERMINATE MY REINVESTMENT ACCOUNT AND . . . (CHECK
ONE)
[ ] Issue a certificate for all full shares and sell any fractional shares remaining in my reinvestment account. [ ] Sell all shares currently being held in my reinvestment account and remit a check for the net proceeds.


PLEASE CONTINUE TO REINVEST MY DIVIDENDS AND
DISTRIBUTIONS AND . . .
[ ]  Issue a certificate for        shares.
(Please Print)
NAME(S)
DATE
ACCOUNT NUMBER
SIGNATURE(S)




LIBERTY ALL-STAR
GROWTH FUND, INC.
 .
 .



STATE STREET BANK AND TRUST COMPANY
P.O. BOX 8200
BOSTON, MASSACHUSETTS 02266-8200



PLACE
STAMP
HERE.